Exhibit 5.1
650 Page Mill Road Palo Alto, CA 94304-1050 PHONE 650.493.9300 FAX 650.493.6811 www.wsgr.com

December 19, 2018

Lumentum Holdings Inc.

400 N. McCarthy Blvd.

Milpitas, California 95035

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by Lumentum Holdings Inc., a Delaware corporation, with the Securities and Exchange Commission on or about the date hereof, in connection with the registration under the Securities Act of 1933, as amended, of (i) 1,027,976 shares of Common Stock reserved for issuance pursuant to the Oclaro, Inc. Fifth Amended and Restated 2001 Long-Term Stock Incentive Plan, and (ii) 24,086 shares of Common Stock reserved for issuance pursuant to the Oclaro, Inc. Amended and Restated 2004 Stock Incentive Plan. Such shares of Common Stock are referred to herein as the “Shares,” and such plans are referred to herein as the “Plans.”

On the basis of the foregoing, and in reliance thereon, we are of the opinion that, when issued and sold in compliance with the prospectus delivery requirements and in the manner referred to in the Plans, and pursuant to the agreements that accompany each grant or award under the Plans, the Shares will be legally and validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

Very truly yours,

/s/ WILSON SONSINI GOODRICH & ROSATI
Professional Corporation

WILSON SONSINI GOODRICH & ROSATI
Professional Corporation

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